Exhibit 23(b)

Independent Auditors’ Consent

The Board of Directors
Neoprobe Corporation:

We consent to the use of our report dated March 29, 2004, with respect to the consolidated balance sheets of Neoprobe Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, incorporated herein by reference.

/s/ KPMG LLP

Columbus, Ohio
September 22, 2004